LUMENTUM HOLDINGS INC.
AND
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee
FIRST SUPPLEMENTAL INDENTURE
First Supplemental Indenture (this “Supplemental Indenture”), dated as of September 25, 2024, between Lumentum Holdings Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as supplemented and in effect, the “Indenture”), dated as of December 12, 2019, providing for the issuance of 0.50% Convertible Senior Notes due 2026 (the “Notes”);
WHEREAS, pursuant to Section 8.01(l) of the Indenture, the Company and the Trustee may supplement the Indenture without the consent of any Holder of the Notes to irrevocably elect a Settlement Method and/or Specified Dollar Amount;
WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and
WHEREAS, all things necessary to make this Supplemental Indenture a valid supplement to the Indenture pursuant to its terms and the terms of the Indenture have been done.
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
That in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Irrevocable Elections.
(a)    Irrevocable Election of Combination Settlement. The Company hereby irrevocably elects Combination Settlement as the Settlement Method on any conversion of Notes that occurs on or after the date of this Supplemental Indenture.
(b)    Irrevocable Election of Minimum Specified Dollar Amount. The Company hereby irrevocably elects that, with respect to any Combination Settlement for a conversion of Notes, the Specified Dollar Amount per $1,000 principal amount of the Notes shall in no event be less than $1,000 per $1,000 principal amount of Notes.

(c) Applicability of Article 4 of the Indenture. Notwithstanding the foregoing amendment, no such election or elimination will affect any Settlement Method theretofore elected (or deemed to be elected) with respect to any Note pursuant to Article 4 of the Indenture.
3.    Relationship to Indenture. This Supplemental Indenture is a supplemental indenture within the meaning of the Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified, confirmed and approved and, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.
4.    Modification of the Indenture. Except as expressly modified by this Supplemental Indenture, the provisions of the Indenture shall continue to apply to the Notes.
5.    Governing Law. This Supplemental Indenture, and any claim, controversy or dispute arising under or related to this Supplemental Indenture, will be governed by, and construed in accordance with, the laws of the State of New York.
6.    Counterparts. This Indenture may be executed by electronic signature and in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any such communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by the authorized representative), in English. Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.
7.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
8.    The Trustee. The recitals shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.
9.    Notice to Holders. The Company hereby requests the Trustee provide the notice to Holders (by delivering the notice to DTC LENS) pursuant to Section 4.03(a)(i) of the Indenture attached hereto as Exhibit A promptly following execution of this Supplemental Indenture.

[Signature Page to Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.
LUMENTUM HOLDINGS INC.

By    /s/ Jae Kim
Name: Jae Kim
Title: Senior Vice President, General Counsel
     and Secretary

[Signature Page to Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee

By: /s/ David A. Jason
Name: David A. Jason
Title: Vice President

[Signature Page to Supplemental Indenture]

EXHIBIT A

NOTICE OF IRREVOCABLE SETTLEMENT METHOD ELECTION AND EXECUTION OF FIRST SUPPLEMENTAL INDENTURE

LUMENTUM HOLDINGS INC.

0.50% Convertible Senior Notes due 2026 (CUSIP: 55024U AD1)1

To the Holders of the 0.50% Convertible Senior Notes due 2026 (the “Notes”) of Lumentum Holdings Inc. (the “Company”):

Notice is hereby given that, on or about the date hereof, the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), have executed a First Supplemental Indenture to the Indenture, dated December 12, 2019 (the “Indenture”), between the Company and the Trustee, providing for the Company’s irrevocable election to settle all conversion obligations with respect to Notes that are converted on or after the date hereof through Combination Settlement with a minimum Specified Dollar Amount of $1,000 per $1,000 principal amount of Notes.

Capitalized terms used but not otherwise defined in this notice have the meanings given to them in the Indenture. This notice is being sent to you pursuant to Article 8 and Section 4.03(a)(i) of the Indenture. A copy of this notice has been sent to all holders of record of the Notes on September 25, 2024.

Dated: September 25, 2024        LUMENTUM HOLDINGS INC.

By: U.S. Bank Trust Company, National Association, as Trustee

1 The CUSIP numbers are included solely for the convenience of the holders of Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of the CUSIP numbers, nor is any representation made as to its correctness with respect to the Notes or as indicated in this notice.